Filed Pursuant to Rule 424(b)(4)
Registration No. 333-227974

PROSPECTUS

Pulse Biosciences, Inc.
Up to $45,000,000 of Shares of Common Stock

Pulse Biosciences, Inc. is distributing at no charge to the holders of our common stock, par value $0.001 per share, non-transferable subscription rights to purchase up to $45,000,000 of shares of our common stock at a subscription price per share equal to the lesser of (i) $13.33 (the “Initial Price”) and (ii) the volume weighted average price of our common stock for the five trading day period through and including the Expiration Date (as defined below) (the “Alternate Price”), as provided herein. Each stockholder will receive one subscription right for each share of our common stock owned at 5:00 p.m., Eastern Time, on November 19, 2018 and each subscription right will entitle its holder to purchase 0.19860755 shares of our common stock at the Initial Price. To the extent that the Alternate Price is lower than the Initial Price, we will issue additional shares in the rights offering. If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. If all the rights were exercised, the total purchase price of the shares offered in this rights offering would be $45 million.

The purpose of this rights offering is to raise equity capital in a cost-effective manner that provides all of our existing stockholders the opportunity to participate. The net proceeds will be used for general working capital purposes, including the ongoing investment in current and future clinical and pre-clinical studies evaluating the safety and efficacy of Pulse Biosciences’ proprietary Nano-Pulse Stimulation™ (NPS™) therapies, ongoing development of clinical and commercial versions of our NPS delivery system, and general corporate operations.

The subscription rights will be distributed and exercisable beginning on November 19, 2018, the record date of this rights offering. The subscription rights will expire and will have no value if they are not exercised prior to the expiration date of this rights offering, which is currently expected to be 5:00 p.m. Eastern Time, on December 6, 2018 (the “Expiration Date”), unless we, in our sole discretion, extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire. You should carefully consider whether or not to exercise your subscription rights before the Expiration Date. We reserve the right to cancel the rights offering at any time before the expiration of the rights offering, for any reason.

Robert W. Duggan, our chairman of our board of directors, and the beneficial owner of approximately 35% of our outstanding common stock prior to this rights offering, has indicated that he intends to exercise all of his basic subscription rights pursuant to the rights offering in amount not less than $15.6 million, but has not made any formal binding commitment to do so.

There is no minimum number of shares that we must sell in order to complete the rights offering. If you exercise your rights in full, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and allocation of shares among persons exercising this over-subscription right and certain other limitations as further described elsewhere in this prospectus. Stockholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other stockholders participate in the rights offering. Rights that are not exercised by the Expiration Date will expire and have no value.

We are distributing the rights and offering the underlying shares of common stock directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. Broadridge Corporate Issuer Solutions, Inc. is acting as the subscription agent and information agent for the rights offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation.

The subscription rights may not be sold or transferred except as required by operation of law.

Our common stock is listed on the Nasdaq Capital Market under the symbol “PLSE.” On November 19, 2018, the last reported sale price for our common stock on the Nasdaq Capital Market was $13.33 per share.

Investing in our common stock involves risks. You should carefully review and consider the information contained in this prospectus, including the risk factors beginning on page 17 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before exercising your subscription rights. See “Where You Can Find Additional Information” beginning on page 45. Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 19, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”). Under this registration statement, we may distribute, at any time and from time to time, in one or more offerings, non-transferable subscription rights to purchase up to $45,000,000 of shares of our common stock.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement. No person has been authorized to give any information or make any representations other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders.

You should read the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference into this prospectus or any prospectus supplement, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement is correct as of any date subsequent to the date hereof or of such prospectus supplement, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus may be supplemented from time to time by one or more prospectus supplements. Any such prospectus supplements may include additional or different information, such as additional or different risk factors or other special considerations applicable to us or our business, financial condition or results of operations. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in the prospectus supplement.

This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor it is an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where an offer or solicitation would be unlawful.

Unless the context requires otherwise, references in this prospectus to “Pulse,” the “Company,” “we,” “us” and “our” refer to Pulse Biosciences, Inc., a Delaware corporation, and our consolidated subsidiaries. This prospectus, including the documents incorporated herein by reference, contains references to a number of trademarks that are our registered trademarks or those of our affiliates, or trademarks for which we or our affiliates have pending registration applications or common law rights. This prospectus may also include trade names, trademarks and service marks of other companies and organizations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements”, as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in our business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “intend”, “continue”, or “believe”, or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. Forward-looking statements contained in this prospectus are based upon assumptions and assessments that we believe to be reasonable as of the date of this prospectus. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond our control. Actual results, factors, developments, and events may differ materially from those we assumed and assessed. Risks, uncertainties, contingencies, and developments, including those identified in the “Risk Factors” section beginning on page 17 of this prospectus and in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, could cause our future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision.

Overview

We are a novel medical therapy company bringing to market our proprietary Nano-Pulse Stimulation™ (NPS™) platform. Our NPS platform is a novel, precise, non-thermal, treatment technology delivering nanosecond duration energy pulses that impact cells in treated tissue while sparing acellular tissue. NPS’s unique mechanism of action disrupts the functions of internal cell structures while maintaining the outer cell membrane initiating a cascade of events within the cell that results in regulated cell death. The novel characteristics of our NPS’s mechanism of action has the potential to significantly benefit patients across multiple medical applications, including dermatology, our first planned commercial application. In pre-clinical studies, NPS has demonstrated an ability to induce immunogenic cell death in several cancer cell lines. We believe our NPS platform may play a role in immuno-oncology as a focal tumor treatment that can initiate an adaptive immune response. We are currently conducting research and development activities, including clinical studies, in pursuit of commercial applications for our NPS technology, but we have not yet commercialized or recognized revenue from our technology.

Our activities are subject to significant risks and uncertainties, including the need for additional capital. We have not yet commenced any revenue-generating operations, do not have any cash flows from operations, and will need to raise additional capital to finance our operations. However, there can be no assurances that we will be able to obtain additional financing on acceptable terms and in the amounts necessary to fully fund our operating requirements.

Our long-term success is dependent upon our ability to successfully develop, commercialize, and market our products and technologies, earn revenue, obtain additional capital when needed, and ultimately achieve profitable operations. As of September 30, 2018, we had cash, cash equivalents and investments of $21.0 million. During the nine months ended September 30, 2018, we incurred a net loss of $28.6 million, and used $17.6 million in cash for operating activities. In addition, we had an accumulated deficit of $66.8 million as of September 30, 2018.

On October 26, 2018, we received an irrevocable commitment to provide financial support of up to $15,000,000 from Robert W. Duggan, the chairman of our Board, and the beneficial owner of approximately 35% of our common stock outstanding as of the date of this prospectus. Such continuing support may take the form of purchase of equity, loans or advances to us. We believe that, based on our existing cash, cash equivalents and investments together with such continued financial support and commitment from Mr. Duggan, we have the resources to fund operations for the next twelve months from the date of this prospectus.

Corporate Information

Pulse Biosciences, Inc., formerly Electroblate, Inc., was incorporated in the State of Nevada on May 19, 2014, and was reincorporated in the State of Delaware on June 18, 2018. Our corporate offices are located at 3957 Point Eden Way, Hayward, California 94545, and our telephone number is (510) 906-4600. We maintain a website at www.pulsebiosciences.com where general information about us is available. Our website, and the information contained therein, or that can be accessed through, our website, is not a part of this prospectus, and the inclusion of our website address is an inactive textual reference only.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earliest to occur of (1) the last day of the fiscal year in which we have $1.07 billion or more in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

OFFERING SUMMARY

Securities Offered
We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on November 19, 2018, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.
Basic Subscription Rights
Each subscription right will entitle the holder to purchase 0.19860755 shares of our common stock at the Initial Price (as defined below), which shall be paid in cash. To the extent that the Alternate Price (as defined below) is lower than the Initial Price, we will issue additional shares in the rights offering.
Over-Subscription Rights
We do not expect that all of our stockholders will exercise all of their basic subscription rights. If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, the over-subscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this rights offering at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of shares each rights holder subscribed for under the basic subscription right. The proration process will be repeated until all common shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.
Limitation on the Purchase of Shares
In no event may a stockholder exercise subscription and over-subscription rights to the extent that any such exercise would result in the stockholder owning more than 49.95% of our issued and outstanding common stock after giving effect to such stockholder’s purchase under the basic subscription right and the over-subscription right.
Subscription Price
The subscription price will be the lesser of (i) $13.33 (the “Initial Price”) and (ii) the volume weighted average price of our common stock for the five trading day period through and including on the Expiration Date (as defined below) (the “Alternate Price”). Subscribers must fund their subscriptions pursuant to both the basic subscription right and over-subscription right at the Initial Price. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.
Excess Subscription Amount
If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any excess subscription amounts paid by a subscriber (the “Excess Subscription Amount”) will be put towards the purchase of additional shares in the rights offering. For more information, see “Questions and Answers About the Rights Offering” below.

Record Date
5:00 p.m., Eastern Time, on November 19, 2018.
Expiration of the Rights Offering
5:00 p.m., Eastern Time, on December 6, 2018 (the “Expiration Date”), subject to extension or earlier termination.
Amendment, Extension and Termination
We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. The board of directors, in its sole discretion, reserves the right to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the Expiration Date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights.
Fractional Shares
We will not issue fractional shares, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole number. Any Excess Subscription Amount resulting from the reduction of the subscription price from the Initial Price to the Alternate Price will be put towards the purchase of additional shares in the rights offering (either towards your basic subscription right, if available, or towards the over-subscription right if you have already exercised your basic subscription right in full).
Non-Transferability of Rights
The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the Nasdaq Capital Market or any other stock exchange or trading market.
Procedure for Exercising Rights
You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together with the subscription price for each share of common stock for which you subscribe under the basic subscription right and over-subscription right, to the subscription agent, Broadridge Corporate Issuer Solutions, Inc., on or prior to the Expiration Date. If you use mail, we recommend that you use insured, registered mail, with return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page 35.
How Rights Holders Can Exercise Rights Through Others
If you hold our common stock through a custodian bank, broker, dealer, or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. To indicate your decision, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your custodian bank, broker, dealer or other nominee with the other rights offering materials. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

How Foreign Stockholders and Other Stockholders Can Exercise Rights
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the Expiration Date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.
No Revocation
Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock in the rights offering.
Payment Adjustments
If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any over-subscription rights exercised and permitted and, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess Subscription Amount will be put towards the purchase of additional shares in the rights offering (either towards your Basic Subscription Right, if available, or towards the Over-Subscription Right if you have already exercised your Basic Subscription Right in full). Otherwise, the excess will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the rights offering.
Conditions
See “The Rights Offering — Conditions to the Rights Offering” beginning on page 32.
Purchase Commitments
Robert W. Duggan, our chairman of our board of directors and the beneficial owner of approximately 35%

of our outstanding common stock prior to this rights offering, has indicated that he intends to exercise all of his basic subscription rights pursuant to this rights offering in amount not less than $15.6 million, but has not made any formal binding commitment to do so.

No Recommendation to Rights Holders
Although our directors are investing their own money in the rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section beginning on page 17 of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.
Use of Proceeds
Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the rights offering will be until the rights offering is completed, assuming all subscription rights are exercised, we estimate that the aggregate net proceeds from the rights offering, after deducting estimated offering expenses, will be approximately $44.6 million. We currently intend to use the net proceeds from this offering, if any, for general working capital purposes, including the ongoing investment in current and future clinical and pre-clinical studies evaluating the safety and efficacy of Pulse Biosciences’ proprietary Nano-Pulse Stimulation (NPS) therapies, ongoing development of clinical and commercial versions of our NPS delivery system, and general corporate operations. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so. See “Use of Proceeds” beginning on page 25.
Material U.S. Federal Income Tax Consequences.
Although the authorities governing transactions such as this rights offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of subscription rights to you with respect to your shares of common stock should generally be treated, for United States federal income tax purposes, as a non-taxable distribution if you are a United States person. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences” beginning on page 40. You should consult your tax advisor as to the particular consequences to you of the rights offering.
Issuance of Our Common Stock
If you purchase shares of common stock through the Rights Offering, we will issue those shares to you in book-entry, or uncertificated, form as soon as practicable after the completion of the Rights Offering. Stock certificates will not be issued for shares of our common stock purchased in the rights offering.

Listing of Common Stock
Our common stock is listed on the Nasdaq Capital Market under the symbol “PLSE.” The shares to be issued in connection with the rights offering will also be listed on the Nasdaq Capital Market under the same symbol. The subscription rights will not be listed for trading on the Nasdaq Capital Market or any other stock exchange or market.
Fees and Expenses
We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.
Treatment of Warrants
As of September 30, 2018, we had outstanding warrants to purchase an aggregate of 213,485 additional shares of common stock. Holders of our warrants may not participate in the rights offering without first exercising their warrants for shares of common stock.
Subscription Agent
Broadridge Corporate Issuer Solutions, Inc.
Information Agent
You should direct any questions or requests for assistance concerning the method of subscribing for common shares or for additional copies of this prospectus the information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-888-789-8409, by e-mail at shareholder@broadridge.com, or by mail at:

Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718

Risk Factors
Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 17 of this prospectus and all other information appearing elsewhere and incorporated by reference in this prospectus and any accompanying prospectus supplement.

For additional information concerning the rights offering, see “The Rights Offering,” beginning on page 31.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and about our business, including potential risks related to the rights offering, our common stock, and our business.

Exercising the subscription rights and investing in our securities involve a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 17 of this prospectus and all other information included in, or incorporated by reference into, this prospectus in its entirety before you decide whether to exercise your subscription rights.

Q:	What is the rights offering?
A:	We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on November 19, 2018, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.
Q:	Why are we conducting the rights offering?
A:	The purpose of this rights offering is to raise equity capital in a cost-effective manner that provides all of our existing stockholders the opportunity to participate. We are conducting the rights offering to provide for our general working capital purposes, including the ongoing investment in current and future clinical and pre-clinical studies evaluating the safety and efficacy of Pulse Biosciences’ proprietary Nano-Pulse Stimulation (NPS) therapies, ongoing development of clinical and commercial versions of our NPS delivery system, and general corporate operations. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary business, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so. For a detailed discussion, see “Use of Proceeds” beginning on page 25.
Q:	How was the subscription price determined?
A:	In determining the subscription price, our board of directors, with the advice and input of management and advisors, considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of subscription prices in various prior rights offerings of public companies. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot give any assurance that our common shares will trade at or above the subscription price in any given time period. You should not consider the subscription price as an indication of value of us or our common stock. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering.
Q:	Why did our board of directors elect to price the rights offering at the lesser of the Initial Price and the Alternate Price?
A:	Our board of directors elected to price the rights offering at the lesser of the Initial Price and the Alternate Price to attempt to protect stockholders from any decline in the price of the Company’s common stock which may occur after the commencement of the rights offering and prior to the Expiration Date. While there is no guarantee that this mechanism will sufficiently protect stockholders that exercise their rights (see “Risk Factors” below), our board of directors and management wanted to encourage participation in the offering and strike what they believe to be a fair balance between the capital needs of the Company and the fair value of its common stock sold to the stockholders in this offering.

Q:	Because the final subscription price may not be determined until the Expiration Date, how much money should I send to the subscription agent if I want to exercise my rights?
A:	For purposes of initially exercising your rights, you should assume that the subscription price will equal the Initial Price of $13.33 per share. Accordingly, for each right that you would like to exercise, including any rights that you would like the opportunity to exercise pursuant to the over-subscription right, you should send $13.33 per share. For assistance you may contact the information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-888-789-8409 or by e-mail at shareholder@broadridge.com.
Q:	What happens if the final subscription price is less than the Initial Price?
A:	If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess Subscription Amounts paid by a subscriber will be put towards the purchase of additional shares in the rights offering. For example, assume that the initial subscription price is $5.00 per share. If you want to exercise your rights to purchase 100 shares, you will promptly send payment to the subscription agent in the amount of $500. If the final subscription price decreases to $4.00 per share, you will receive 125 shares rather than 100 shares and no cash back. Detailed instructions to exercise your rights, including regarding payment of the subscription price, are also included on your rights certificate. For assistance you may contact the information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-888-789-8409 or by e-mail at shareholder@broadridge.com.
Q:	What is the basic subscription right?
A:	Each subscription right gives our stockholders the right to purchase 0.19860755 shares of Pulse Biosciences’ common stock at the Initial Price, which shall be payable in cash and subject to the limits described below. To the extent that the Alternate Price is lower than the Initial Price, we will issue additional shares in the rights offering. We have granted to you, as a stockholder of record as of 5:00 p.m., Eastern Time, on the record date, one subscription right for each share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 5:00 p.m., Eastern Time, on the record date, you would have received 100 subscription rights and would have the right to purchase 19 shares of common stock at the Initial Price subject to certain limitations. You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any subscription rights at all. However, if you exercise fewer than all of your basic subscription rights, you will not be entitled to purchase any additional shares pursuant to the over-subscription right.
Q:	What is the over-subscription right?
A:	We do not expect all of our stockholders to exercise all of their basic subscription rights. The over-subscription right provides stockholders that exercise all of their basic subscription rights the opportunity to purchase the shares that are not purchased by other stockholders. If you fully exercise your basic subscription right, the over-subscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this rights offering at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of shares each rights holder subscribed for under the basic subscription right. The proration process will be repeated until all common shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription right, you must deliver the subscription payment for exercise of your over-subscription right before the expiration of the rights offering. Because we will not know the total number of unsubscribed shares before the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares available, assuming that no stockholder other than you has purchased any shares pursuant to such stockholder’s basic subscription right and over-subscription right. Any excess subscription payments received by the subscription agent caused by proration will be returned by the subscription agent to you by mail, without interest or penalty, as soon as practicable after the Expiration Date of the rights offering. The subscription agent will return any excess payments in the form in which it was made. Any Excess Subscription Amount resulting from the reduction of the subscription price from the Initial Price to the Alternate Price will be put towards the purchase of additional shares in the rights offering (either towards your basic subscription right, if available, or towards the over-subscription right if you have already exercised your basic subscription right in full). See “The Rights Offering — Subscription Rights — Over-Subscription Rights” beginning on page 31.

Q:	Who will receive subscription rights?
A:	Holders of our common stock will receive one non-transferable subscription right for each share of common stock owned as of November 19, 2018, the record date.
Q:	How many shares may I purchase if I exercise my subscription rights?
A:	You will receive one non-transferable subscription right for each share of our common stock that you owned on November 19, 2018, the record date. Each subscription right evidences a right to purchase 0.19860755 shares of our common stock at the Initial Price, which shall be paid in cash. To the extent that the Alternate Price is lower than the Initial price, we will issue additional shares in the rights offering. You may exercise any number of your subscription rights.
Q:	Am I required to subscribe in the rights offering?
A:	No.
Q:	What happens if I choose not to exercise my subscription rights?
A:	If you choose not to exercise your subscription rights you will retain your current number of shares of common stock of Pulse Biosciences. As a result, the percentage of the common stock of Pulse Biosciences that you own will decrease and your voting rights and other rights will be diluted.
Q:	Am I required to exercise all of the subscription rights I receive in the rights offering?
A:	No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change; however, you will own a smaller proportional interest in us than if you had timely exercised all or a portion of your subscription rights. If you choose not to exercise your subscription rights or you exercise fewer than all of your subscription rights and other stockholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in us will likewise be diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription right.

Q:	If I am a holder of stock options or warrants, may I participate in the rights offering?
A:	No. Holders of stock options or warrants on the record date will not be entitled to participate in the rights offering, except to the extent they hold shares of our common stock on the record date.
Q:	Will the equity awards of our employees, officers and directors automatically convert into common stock in connection with the rights offering?
A:	Holders of our equity awards, including outstanding stock options and restricted stock units, will not receive rights in the rights offering in connection with such equity awards, but will receive subscription rights in connection with any shares of our common stock held as of the record date.
Q:	What are the limitations on the exercise of the basic subscription right and over-subscription right?
A:	In no event may a stockholder exercise subscription and over-subscription rights to the extent that any such exercise would result in the stockholder owning more than 49.95% of our issued and outstanding common stock after giving effect to such stockholder’s purchase under the basic subscription right and the over-subscription right.
Q:	How soon must I act to exercise my subscription rights?
A:	If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment (and your payment must clear) prior to the expiration of the rights offering, which is December 6, 2018, at 5:00 p.m., Eastern Time, unless you have used the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page 35. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m., Eastern Time, on December 6, 2018 by which you must provide it with your instructions to exercise your subscription rights and payment for your shares. Our board of directors may, in its discretion, extend the rights offering one or more times. Our board of directors may cancel or amend the rights offering at any time before its expiration. In the event that the rights offering is cancelled, all subscription payments received will be returned promptly, without interest or penalty.
Q:	Does Pulse Biosciences need to achieve a minimum participation level in order to complete the rights offering?
A:	No. We may choose to consummate, amend, extend or terminate the rights offering regardless of the number of shares actually purchased.
Q:	Can Pulse Biosciences terminate the rights offering?
A:	Yes. Our board of directors may decide to terminate the rights offering at any time prior to the expiration of the rights offering, for any reason. If we cancel the rights offering, any money received from subscribing stockholders will be refunded as soon as practicable, without interest or a deduction on any payments refunded to you under the rights offering. See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination” beginning on page 32.
Q:	May I transfer my subscription rights if I do not want to purchase any shares?
A:	No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable as required by operation of law, for example, upon the death of the recipient.
Q:	When will the rights offering expire?
A:	The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., Eastern Time, on December 6, 2018, unless we decide to extend the rights offering Expiration Date until some later time or terminate it earlier. See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination” beginning on page 32. The subscription agent must actually receive all required documents and payments in cash, as provide herein, before the Expiration Date. There is no maximum duration for the rights offering.

Q:	How do I exercise my subscription rights if I own shares in certificate form?
A:	You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each share of common stock you subscribe for, to the subscription agent on or prior to the Expiration Date. If you use mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page 35.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares in the rights offering and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest, following the expiration of the rights offering.

Q:	What form of payment is required to purchase the shares of our common stock?
A:	As described in the instructions accompanying the rights certificate, you must timely pay the full subscription price for the full number of shares of Common Stock you wish to acquire under your subscription rights at the Initial Price by delivering to Broadridge Corporate Issuer Solutions, Inc., the subscription agent for this rights offering, a certified check, bank draft, cashier’s check, personal check that clears before the Expiration Date, money order, or wire transfer of funds.

Please note that funds paid by uncertified personal check may take at least five (5) business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the Expiration Date to ensure that the subscription agent receives cleared funds before that time.

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my custodian bank, broker, dealer or other nominee?
A:	If you hold our common stock through a custodian bank, broker, dealer or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. To indicate your decision, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owner Election Form” substantially in the form accompanying this prospectus. You should receive this form from your custodian bank, broker, dealer or other nominee with the other rights offering materials. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.
Q:	What should I do if I want to participate in the rights offering, but I am a stockholder with a foreign address or a stockholder with an Army Post Office or Fleet Post Office address?
A:	The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the Expiration Date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.
Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?
A:	We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a custodian bank, broker, dealer or nominee, you will be responsible for any fees charged by your custodian bank, broker, dealer or nominee.

Q:	Are there any conditions to my right to exercise my subscription rights?
A:	Yes. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. See “The Rights Offering — Conditions to the Rights Offering” beginning on page 32.
Q:	Has the board of directors made a recommendation regarding the rights offering?
A:	Neither the Company, nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the “Risk Factors” beginning on page 17 of this prospectus, and of your best interests.
Q:	Have any directors, officers, and/or stockholders agreed to exercise their rights?
A:	All holders of our common stock as of the record date for the rights offering will receive, at no charge, the non-transferable subscription rights to purchase shares of our common stock as described in this prospectus. To the extent that our directors and officers held shares of our common stock (including shares of restricted common stock) as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering.

Robert W. Duggan, our chairman of our board of directors and the beneficial owner of approximately 35% of our outstanding common stock prior to this rights offering, has indicated that he intends to exercise all of his basic subscription rights pursuant to this rights offering in amount not less than $15.6 million, but has not made any formal binding commitment to do so. No fees or other consideration will be paid by us to Mr. Duggan (or any respective affiliates) in exchange for such agreement to purchase common stock in connection with the rights offering.

Q:	May stockholders in all states participate in the rights offering?
A:	Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.
Q:	Are there risks in exercising my subscription rights?
A:	The exercise of your subscription rights involves significant risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 17.
Q:	How many shares of our common stock will be outstanding after the rights offering?
A:	The number of shares of our common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. Assuming no additional shares of common stock are issued by us prior to consummation of the rights offering and assuming all offered shares are sold in the rights offering at the Initial Price, we will issue approximately 3,375,843 shares of common stock. In that case, we will have approximately 20,373,399 shares of common stock outstanding after the rights offering. This would represent an increase of approximately 20% in the number of outstanding shares of common stock. To the extent that the Alternate Price is lower than the Initial Price, we will issue additional shares in the rights offering and the number of shares of common stock outstanding after the rights offering will be higher. Our largest stockholder and the chairman of our board of directors, Robert W. Duggan, has indicated that he intends to exercise all of his basic subscription rights pursuant to this rights offering in amount not less than $15.6 million, but has not made any formal binding commitment to do so. If no rights holders other than Mr. Duggan were to exercise their rights in the rights offering, we will have approximately 18,168,828 shares of common stock outstanding after the rights offering.

The issuance of shares of our common stock in the rights offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock, unless you fully exercise your basic subscription rights. In addition, the issuance of shares of our common stock at a subscription price that is less than the market price as of the record date for the rights offering will likely reduce the price per share of our common stock held by you prior to the rights offering.

Q:	What will be the proceeds of the rights offering?
A:	If all rights are exercised, we will receive gross proceeds of approximately $45 million before expenses, as provided herein. We are offering shares in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the shares being offered, and it is not likely that all of our stockholders will participate in the rights offering.
Q:	After I exercise my rights, can I change my mind and cancel my purchase?
A:	No. Once you exercise and send in your subscription rights certificate and subscription payment, as provided herein, you cannot revoke the exercise of your subscription rights, even if you later learn information about Pulse Biosciences that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the Initial Price. See “The Rights Offering — No Revocation or Change” beginning on page 37.
Q:	What are the material U.S. Federal income tax consequences of exercising my subscription rights?
A:	Although the authorities governing transactions such as this rights offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of subscription rights to a holder with respect to such holder’s shares of common stock should generally be treated, for United States federal income tax purposes, as a non-taxable distribution. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences” beginning on page 40. You should consult your tax advisor as to the particular consequences to you of the rights offering.
Q:	If the rights offering is not completed, for any reason, will my subscription payment be refunded to me?
A:	Yes. The subscription agent will hold all funds it receives in a segregated bank account until the rights offering is completed. If the rights offering is not completed, for any reason, any money received from subscribing stockholders will be refunded in the form which paid as soon as practicable, without interest or deduction. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment than if you were a record holder of your shares because the subscription agent will return payments through the record holder of your shares.
Q:	Will I receive interest on any funds I deposit with the subscription agent?
A:	No. You will not be entitled to any interest on any funds that are deposited with the subscription agent pending completion or cancellation of the rights offering. If the rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.
Q:	If I exercise my subscription rights, when will I receive shares of common stock I purchased in the rights offering?
A:	We will issue those shares to you in book-entry, or uncertificated, form of our common stock purchased in the rights offering as soon as practicable after the expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., Eastern Time, on the third business day after the Expiration Date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page 35.
Q:	When can I sell the shares of common stock I receive upon exercise of the subscription rights?
A:	If you exercise your subscription rights, you will be able to resell the shares of common stock purchased by exercising your subscription rights once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, there may be a delay between the Expiration Date of the rights offering and the time that the shares are issued due to factors such as the guaranteed delivery period and the time required to complete all necessary calculations. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell the shares purchased in the rights offering at a price equal to or greater than the subscription price.

Q:	To whom should I send my forms and payment?
A:	If your shares are held in the name of a custodian bank, broker, dealer or other nominee, the nominee will notify you of the rights offering and provide you with the rights offering materials, including a form entitled “Beneficial Owners Election Form.” You should send the Beneficial Owner Election form and payment, as provided therein, to the nominee, at the deadline that your nominee sets which may be earlier than the expiration of the rights offering. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

If your shares are held in your name such that you are the record holder, then you should send your subscription documents, rights certificate and subscription payment, as provided herein, by first class mail or courier service to Broadridge Corporate Issuer Solutions, Inc., the subscription agent. The address for delivery to the subscription agent is as follows:

By Mail:	By Overnight Delivery:
Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Your delivery to a different address or other than by the methods set forth above will not constitute valid delivery. You, or, if applicable, your nominee, are solely responsible for ensuring the subscription agent receives your subscription documents, rights certificate, notice of guaranteed delivery and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering period.

Q:	What if I have other questions?
A:	If you have other questions about the rights offering, please contact our information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-888-789-8409, by e-mail at shareholder@broadridge.com, or by mail at:

Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718

RISK FACTORS

Investing in our common stock involves risks. Before deciding to invest in our common stock, please read carefully the risks and uncertainties described below and incorporated by reference in this prospectus or any prospectus supplement. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, all of which are incorporated by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and any prospectus supplement related to a particular offering. See “Incorporation by Reference” and “Where You Can Find Additional Information.” These risks are not the only risks that we may face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, may also become important factors that affect us. If any of the risks or uncertainties described in this prospectus or our SEC filings or any such additional risks and uncertainties actually occur, our business, financial condition or results of operations could be materially and adversely affected, which could cause our actual operating results to differ materially from those indicated or suggested by forward-looking statements made in this prospectus or our SEC filings or presented elsewhere by management from time to time. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. Please also see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 2.

Risks Related to the Rights Offering

The subscription price determined for this rights offering is not an indication of our value.

In determining the subscription price for the rights offering, our board of directors, with the advice and input of management and advisors, considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of subscription prices in various prior rights offerings of public companies. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot give any assurance that our common shares will trade at or above the subscription price in any given time period. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

The market price of our common stock may decline.

We cannot assure you that the market price of our common stock will not either increase or decline before the subscription rights expire. Depending upon the trading price of our common stock at the time of our announcement of the rights offering, the announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if the Rights Offering is completed, may result in a decrease in the trading price of our common stock. This decline may continue after the completion of rights offering. Further, if a substantial number of rights are exercised and the holders of the shares received upon exercise of those rights choose to sell some or all of the shares of common stock, the resulting sales could depress the market price of our common stock.

There is no guarantee that by the time the shares are delivered to you, the market price of our common stock will be above your subscription price. Further, because the exercise of your rights is not revocable and because the rights are not transferrable, you will not be able to revoke your subscription if the market price decreases prior to the delivery of the shares or transfer of the shares until after they are delivered.

There is no guarantee that the subscription price, whether it is set at the Initial Price or the Alternate Price, will be lower than the market price of our common stock at the time that the shares are purchased and delivered. Further, because the exercise of your rights is not revocable and because the rights are not transferable, you will not be able to revoke your subscription if the market price decreases prior to the delivery of the shares or transfer of the shares until after they are delivered to you. Accordingly, the subscription price at which you are purchasing shares of common stock may be above the prevailing market price by the time that the shares of common stock are purchased and delivered.

If you exercise your subscription rights and the market price of the common stock falls below the subscription price, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price. Until shares are issued to you in book-entry, or uncertificated, form upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. We will issue shares of our common stock that you purchased in book-entry, or uncertificated, form as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

If you do not exercise your subscription rights in full, your percentage ownership and voting rights in Pulse Biosciences will likely experience dilution.

If you choose not to exercise your subscription rights, you will retain your current number of shares of our common stock. However, if you choose not to exercise your subscription rights, your percentage ownership and voting rights in Pulse Biosciences will experience dilution if and to the extent that other stockholders exercise their subscription rights. In that event, the percentage ownership, voting rights and other rights of all stockholders who do not fully exercise their subscription rights will be diluted.

The subscription rights are non-transferable and thus there will be no market for them.

You may not sell, transfer or assign your subscription rights to anyone else, unless as required by operation of law. We do not intend to list the subscription rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your custodian bank, broker, dealer or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the Expiration Date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

Because no minimum subscription is required and because we do not have formal commitments from our stockholders for the entire amount we seek to raise pursuant to the rights offering, we cannot assure you of the amount of proceeds that we will receive from the rights offering.

No minimum subscription is required for consummation of the rights offering. Although Robert W. Duggan, our chairman of our board of directors and the beneficial owner of approximately 35% of our outstanding common stock prior to this rights offering, has indicated that he intends to exercise all of his basic subscription rights pursuant to this rights offering in amount not less than $15.6 million, he has not made a formal binding commitment to do so and we do not have formal commitments from our other stockholders for the remainder of the amount we seek to raise pursuant to the rights offering, and it is possible that no other rights will be exercised in connection with the rights offering. As a result, we cannot assure you of the amount of proceeds that we will receive in the rights offering. Therefore, if you exercise all or any portion of your subscription rights, but other stockholders do not, we may not raise the desired amount of capital in the rights offering, the market price of our common stock could be adversely impacted and we may find it necessary to pursue alternative means of financing, which may be dilutive to your investment.

Because we may terminate the rights offering at any time prior to the Expiration Date, your participation in the rights offering is not assured.

We do not intend, but have the right, to terminate the rights offering at any time prior to the Expiration Date. If we determine to terminate the rights offering, we will not have any obligation with respect to the subscription rights except to return any money received from subscribing stockholders as soon as practicable, without interest or deduction.

You will need to act promptly and to carefully follow the subscription instructions, or your exercise of rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the Expiration Date, which is currently set to be 5:00 p.m. on December 6, 2018. If you are a beneficial owner of shares, you must act promptly to ensure that your custodian bank, broker, dealer or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the Expiration Date. Your nominee may establish a deadline prior to the Expiration Date by which you must provide it with your instructions to exercise your subscription rights and payment for your shares. We will not be responsible if your custodian bank, broker, dealer or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the Expiration Date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

By participating in the rights offering and executing a rights certificate, you are making binding and enforceable representations to the Company.

By signing the rights certificate and exercising their rights, each stockholder agrees, solely with respect to such stockholder’s exercise of rights in the rights offering, that we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.

Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the Expiration Date of the rights offering, and the clearing process may require at least five (5) business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the Expiration Date, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by a certified check, bank draft, cashier’s check, U.S. postal money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering.

If you exercise the over-subscription right, you may not receive all of the shares for which you subscribe.

Exercise of the over-subscription right will only be honored if and to the extent that the basic subscription rights have not been exercised in full. If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available to be purchased pursuant to the over-subscription right, we will allocate the available shares of common stock proportionately among stockholders who exercised their over-subscription rights based on the number of shares each stockholder subscribed for under such stockholder’s basic subscription rights. As a result, you may not receive any or all of the shares of common stock for which you exercise your over-subscription right.

As soon as practicable after the Expiration Date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the over-subscription right. If you have properly exercised your over-subscription right, we will issue those shares to you in book-entry, or uncertificated, form, representing the number of shares you purchased as soon as practicable after the Expiration Date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the over-subscription right, custodian banks, brokers, dealers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.

The tax treatment of the rights offering may be treated as a taxable event to you.

We believe and intend to take the position that the distribution of the subscription rights in connection with the rights offering generally should not be a taxable event to holders of our common stock for United States federal income tax purposes. If the rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”), holders of our common stock may recognize taxable income for United States federal income tax purposes in connection with the receipt of subscription rights in the rights offering. Holders of our common stock are urged to consult their tax advisors with respect to the tax consequences of the rights offering. Please see section “Material U.S. Federal Income Tax Consequences” beginning on page 40 for further information.

We have broad discretion in the use of proceeds of the rights offering. Because our management will have broad discretion over the use of the gross proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We currently intend to use the net proceeds from this offering, if any, for general working capital purposes, including the ongoing investment in current and future clinical and pre-clinical studies evaluating the safety and efficacy of Pulse Biosciences’ proprietary Nano-Pulse Stimulation (NPS) therapies, ongoing development of clinical commercial versions of our NPS delivery system, and general corporate operations. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so. Our board of directors and management will have considerable discretion in the application of the net proceeds from the rights offering, and it is possible that we may allocate the proceeds differently than investors in the rights offering may desire or that we may fail to maximize the return on these proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

Risks Related to Owning Our Common Stock

The price of our common stock has been, and we expect it to continue to be, highly volatile, and you may be unable to sell your shares at or above the price you paid to acquire them.

The market price of our common stock has been highly volatile, and we expect it to continue to be highly volatile for the foreseeable future in response to many risk factors listed in this section, and others beyond our control, including:

•	results of clinical trials of our planned products or those of our competitors;
•	actions by regulatory bodies, such as the FDA, that affect our business or have the effect of delaying or rejecting approvals of our planned products;
•	actual or anticipated fluctuations in our financial condition and operating results;
•	announcements by our customers, partners or suppliers relating directly or indirectly to our products, services or technologies;
•	announcements of technological innovations by us or our competitors;
•	changes in laws or regulations applicable to our planned products;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments or achievement of significant milestones;
•	additions or departures of key personnel;
•	competition from existing products or new products that may emerge;
•	fluctuations in the valuation of companies perceived by investors to be comparable to us;
•	disputes or other developments related to proprietary rights, including patents, litigation matters or our ability to obtain intellectual property protection for our technologies;
•	announcements or expectations of additional financing efforts;

•	sales of our common stock by us or our stockholders;
•	stock price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
•	reports, guidance and ratings issued by securities or industry analysts;
•	overall conditions in our industry and market; and
•	general economic and market conditions.

If any of the foregoing occurs, it may cause our stock price or trading volume to decline. Stock markets in general, and the market for companies in our industry in particular have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. Investors may not realize any return on their investment in us and may lose some or all of their investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Sales or purchases of shares of our common stock may adversely affect the market for our common stock.

If we or our stockholders, particularly our directors, executive officers and significant stockholders, sell or purchase, register for sale, or indicate an intent to sell or purchase, shares of our common stock in the public market, it may have a material adverse effect on the market price of our common stock. In particular, Robert W. Duggan is not subject to any contractual restrictions with us on his ability to sell or transfer our common stock, and these sales or transfers could create substantial declines in the price of our securities or, if these sales or transfers were made to a single buyer or group of buyers, could contribute to a transfer of control of our company to a third party. Sales by Robert W. Duggan of a substantial number of shares, or the expectation of such sales, could cause a significant reduction in the market price of our common stock.

We maintain a shelf registration statement on Form S-3 pursuant to which we may, from time to time, sell up to an aggregate of $150.0 million of our common stock, preferred stock, depositary shares, warrants, debt securities or units. We may also issue shares of common stock or securities convertible into exchangeable, or exercisable for our common stock from time to time in connection with financings, acquisitions, investments or otherwise. Any such issuances would result in dilution to our existing stockholders and could cause our stock price to fall.

We do not know whether an active, liquid and orderly trading market will be maintained for our common stock and as a result it may be difficult for you to sell your common stock.

Prior to our initial public offering in May 2016, there was no public market for our common stock. Although our common stock is listed on the Nasdaq Capital Market, the market for our shares has demonstrated varying levels of trading activity. As a result of these and other factors, you may not be able to sell your common stock quickly or at or above the price paid to acquire the stock or at all. Further, an inactive market may also harm our ability to raise capital by selling additional common stock and may harm our ability to enter into strategic collaborations or acquire companies or products by using our common stock as consideration.

Our common stock could be delisted from the Nasdaq Capital Market if we fail to regain compliance with Nasdaq listing rules.

On July 30, 2018, we received a notice from Nasdaq indicating that we were not in compliance with the audit committee requirements as set forth in Listing Rule 5605, which requires us to have at least three members of our audit committee. Nasdaq has provided us with a cure period until the earlier of the next annual meeting of stockholders or July 27, 2019 to regain compliance.

If our common stock is delisted from the Nasdaq Capital Market and we are unable to obtain listing on another national securities exchange, our common stock may trade only on the over-the-counter market (the “OTC”). If our common stock were to trade on the OTC, the market price and liquidity of our common stock may decline because smaller quantities of shares would likely be bought and sold, transactions could be delayed. In addition, in the event our common stock is delisted, broker-dealers transacting in our common stock would be subject to certain additional regulatory burdens, which may discourage them from effecting transactions in our common stock, thus further limiting the liquidity of our common stock and potentially resulting in lower prices and larger spreads in the bid and ask prices for our common stock. A delisting from the Nasdaq Capital Market could also negatively impact our ability to raise capital in the future.

Concentration of ownership by our principal stockholders may limit your ability to influence the outcome of director elections and other transactions requiring stockholder approval.

A significant percentage of our outstanding stock is held by a limited number of investors, including Robert W. Duggan. Mr. Duggan, the chairman of our board of directors, beneficially owns approximately 35% of our outstanding common stock, and has indicated that he intends to exercise all of his basic subscription rights pursuant to this rights offering in amount not less than $15.6 million, though he has not made any formal binding commitment to do so. As a result, Mr. Duggan has and will have significant influence over corporate actions requiring stockholder approval, including the following actions:

•	to elect or defeat the election of our directors;
•	to amend or prevent amendment of our certificate of incorporation or bylaws;
•	to effect or prevent a merger, sale of assets or other corporate transaction; and
•	to control the outcome of any other matter submitted to our stockholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Management currently beneficially holds a small percentage of our common stock. Other than their positions as directors or officers, and the restriction on the stockholders being able to call a special meeting limited to holders of fifteen percent (15%) or more of outstanding shares of common stock, our management will not be able to greatly influence corporate actions requiring stockholder approval.

Robert W. Duggan’s significant ownership position may deter or prevent efforts by other companies to acquire us, which could prevent our stockholders from realizing a control premium.

As a result of Mr. Duggan’s significant ownership and position as chairman of the board of directors, other companies may be less inclined to pursue an acquisition of us or we may not have the opportunity to be acquired in a transaction that stockholders might otherwise deem favorable, including transactions in which our stockholders might realize a substantial premium for their shares.

Robert W. Duggan could sell or transfer a substantial number of shares of our common stock, which could depress the price of our securities or result in a change in control of our company.

Mr. Duggan has indicated that he intends to exercise all of his basic subscription rights pursuant to this rights offering in amount not less than $15.6 million, though he has not made any formal binding commitment to do so. Mr. Duggan is not subject to any contractual restrictions with us on his ability to sell or transfer our common stock on the open market, in privately negotiated transactions or otherwise, and these sales or transfers could create substantial declines in the price of our securities or, if these sales or transfers were made to a single buyer or group of buyers, could contribute to a transfer of control of our company to a third party. Sales by Mr. Duggan of a substantial number of shares, or the expectation of such sales, could cause a significant reduction in the market price of our common stock.

We have incurred and will continue to incur costs as a result of operating as a public company and our management has been and will be required to devote substantial time to public company compliance initiatives.

As a public company, listed in the United States, we have incurred and will continue to incur significant legal, accounting and other expenses due to our compliance with regulations and disclosure obligations applicable to us, including compliance with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the Nasdaq. The SEC and other regulators have continued to adopt new rules and regulations and make additional changes to existing regulations that require our compliance.

Stockholder activism, the current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways we cannot currently anticipate, the manner in which we operate our business. Our management and other personnel have and will continue to devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations and, as a result of the new corporate governance and executive compensation related rules, regulations, and guidelines prompted by the Dodd-Frank Wall Street Reform and Protection Act, or the Dodd-Frank Act, and further regulations and disclosure obligations expected in the future, we will likely need to devote additional time and costs to comply with such compliance programs and rules. New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, and rules adopted by the SEC and Nasdaq, will likely result in increased costs to us as we respond to their requirements. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Furthermore, these and future rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers.

We are an “emerging growth company” under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1.07 billion, if we issue more than $1.0 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” we may be less attractive to investors as an investment opportunity and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our reporting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our market price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We currently have no analysts covering us and there can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our market price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We have not paid dividends in the past and have no plans to pay dividends.

We plan to reinvest all of our earnings, to the extent we have earnings, into our product research and development. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our common stock as a dividend. Therefore, you should not expect to receive cash dividends on our outstanding common stock.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

We recently reincorporated to the State of Delaware from the State of Nevada. Certain anti-takeover provisions of Delaware law and provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions could also make it difficult for stockholders to elect directors that are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. Our certificate of incorporation and bylaws include provisions that:

•	authorize our board of directors to issue, without further action by the stockholders, up to 50,000,000 shares of undesignated preferred stock and up to approximately 500,000,000 shares of authorized but unissued shares of common stock;
•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;
•	specify that special meetings of our stockholders can be called only by our board of directors, the chairman of our board of directors, any of our officers, or any stockholder holding at least fifteen percent (15%) of the voting power of the capital stock issued and outstanding and entitled to vote;
•	establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;
•	the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of our voting stock, voting together as a single class, to amend provisions of our certificate of incorporation or our bylaws;
•	the ability of our board of directors by majority vote, to amend the bylaws; and
•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to engage in certain types of transactions with us.

USE OF PROCEEDS

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the rights offering will be until the rights offering is completed, assuming all subscription rights are exercised, we estimate that the aggregate net proceeds from the rights offering, after deducting estimated offering expenses, will be approximately $44.6 million. We currently intend to use the net proceeds from this offering, if any, for general working capital purposes, including the ongoing investment in current and future clinical and pre-clinical studies evaluating the safety and efficacy of Pulse Biosciences’ proprietary Nano-Pulse Stimulation (NPS) therapies, ongoing development of clinical commercial versions of our NPS delivery system, and general corporate operations. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. As a result, our management will have broad discretion regarding the timing and application of the net proceeds from this offering. Pending the uses described above, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock and preferred stock, as well as certain provisions of our certificate of incorporation and bylaws. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part, and to the applicable provisions of Delaware law.

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of undesignated preferred stock, par value $0.001 per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of November 19, 2018, there were 16,997,556 shares of common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

Common Stock

Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally and do not have cumulative voting rights. Subject to the preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefor, and in the event of liquidation, dissolution or winding up of the company to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. The holders of shares of common stock have no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “PLSE.” The transfer agent and registrar for the common stock is Corporate Stock Transfer, Inc. Its address is 3200 Cherry Creek Drive South, #430, Denver, CO 80209, and its telephone number is 303-282-4800.

Preferred Stock

The following description of preferred stock is not complete. These descriptions are qualified in their entirety by reference to our certificate of incorporation and the certificate of designation relating to any series of preferred stock. The rights, preferences, rights and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors may designate the powers, designations, preferences, and relative participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation or any series. There are no restrictions presently on the repurchase or redemption of any shares of our preferred stock.

The issuance of shares of preferred stock will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until our board of directors determines the specific rights attached to that preferred stock. The effects of issuing additional preferred stock could include one or more of the following:

•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; or
•	delaying or preventing changes in control or management of our company.

Registration Rights

Warrant Holders’ Rights Agreement

In connection with a private placement offering of shares of common stock and an Investment Banking Agreement dated September 30, 2014, we entered into a Registration Rights Agreement for Warrants, dated

November 6, 2014, with MDB Capital Group, LLC (“MDB”) pursuant to which we agreed, upon request, to file a registration statement to cover the resale of up to 299,625 shares of common stock issuable upon exercise of warrants, and to keep such registration statement effective for 12 months starting from the date of effectiveness of such registration statement.

Underwriters’ Warrants

In connection with the Underwriting Agreement, dated May 17, 2016, between the Company and MDB, as representative of the underwriters, we issued warrants to purchase up to 575,000 shares of our common stock. Pursuant to such warrants, we agreed, upon request, to file a registration statement to cover the resale of shares issuable upon exercise of such warrants, and to keep such registration statement effective until the date on which all of the shares registered for sale or resale under such registration statement are either sold pursuant to such registration statement or can be sold publicly without restriction or limitation under Rule 144 under the Securities Act.

Purchase Agreements

On February 7, 2017, we entered into a Purchase Agreement (the “February Purchase Agreement”) with certain investors pursuant to which we issued and sold in a private placement a total of 819,673 shares of common stock. Pursuant to the February Purchase Agreement, we agreed to file a registration statement to cover the resale of the shares issued to the investors, and to keep such registration statement effective until the date on which all of the shares registered for sale or resale under such registration statement are either sold pursuant to such registration statement or can be sold publicly without restriction or limitation under Rule 144 under the Securities Act.

On September 24, 2017, we entered into a Purchase Agreement (the “September Purchase Agreement”) with an investor pursuant to which we issued and sold in a private placement a total of 2,000,000 shares of common stock. Pursuant to the September Purchase Agreement, we agreed to file a registration statement to cover the resale of the shares issued to the investor, and to keep such registration statement effective until the date on which all of the shares registered for sale or resale under such registration statement are either sold pursuant to such registration statement or can be sold publicly without restriction or limitation under Rule 144 under the Securities Act.

Effect of Certain Provisions of our Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute

Some provisions of Delaware law and our certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult:

•	acquisition of us by means of a tender offer;
•	acquisition of us by means of a proxy contest or otherwise; or
•	removal of our incumbent officers and directors.

Those provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and our bylaws provide for the following:

•	Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
•	Stockholder Meetings. Our bylaws provide that in general a special meeting of stockholders may be called only by our board of directors, the chairman of our board of directors, any of our officers, or any stockholder holding at least fifteen percent (15%) of the voting power of the capital stock issued and outstanding and entitled to vote.

•	Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors.
•	Limits on Ability of Stockholders to Act by Written Consent. We have provided in our bylaws that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.
•	Amendment of Certificate of Incorporation and Bylaws. The amendment of the above provisions of our certificate of incorporation and bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers, and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock or is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s outstanding voting stock within three years prior to the determination of interested stockholder status.

PRICE RANGE OF OUR COMMON STOCK

Our common stock trades on the Nasdaq Capital Market under the symbol “PLSE.” The following table sets forth the range of high and low closing prices for our common stock as reported on The Nasdaq Capital Market for the periods indicated.

	High	Low
Year Ended December 31, 2016:
Second quarter (since May 18, 2016)	$4.54	$4.08
Third quarter	$6.43	$4.40
Fourth quarter	$6.50	$5.21

Year Ended December 31, 2017:
First quarter	$33.45	$5.96
Second quarter	$37.60	$17.61
Third quarter	$33.58	$10.26
Fourth quarter	$30.33	$18.81

Year Ending December 31, 2018:
First quarter	$24.69	$12.67
Second quarter	$20.28	$14.04
Third quarter	$16.45	$12.83
Fourth quarter (through November 19, 2018)	$14.34	$9.08

The last reported sale price of our common stock on the Nasdaq Capital Market on November 19, 2018 was $13.33 per share. Past price performance is not indicative of future price performance.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. In addition, the terms of our existing debt agreement restrict our ability to pay dividends on our common stock. We anticipate that we will retain all of our future earnings for use in the operation of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

DILUTION

Our net tangible book value as of September 30, 2018 was approximately $19.9 million, or $1.17 per share of our common stock. Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering.

After giving effect to the assumed sale of 3,375,843 shares in the rights offering, at the assumed subscription price of $13.33 per share (the Initial Price), and after deducting estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2018 would have been approximately $64.5 million, or $3.17 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $2.00 per share and an immediate dilution to purchasers in the rights offering of $10.16 per share.

The following table illustrates this per-share dilution (assuming a fully subscribed for rights offering of shares at the assumed subscription price of $13.33 per share) (the Initial Price). To the extent that the Alternate Price is lower than the Initial Price, purchasers of our common stock in the rights offering will experience further dilution.

Subscription price per share		$13.33
Net tangible book value per share at September 30, 2018	$1.17
Net increase per share attributable to the rights offering	$2.00
Pro forma net tangible book value per share after giving effect to the rights offering		$3.17
Dilution in net tangible book value per share to purchasers		$10.16

The information above is as of September 30, 2018 and excludes:

•	2,858,387 shares of common stock subject to options outstanding as of September 30, 2018, with a weighted average exercise price of $17.34 per share;
•	192,500 performance stock options granted during the nine-month period ended September 30, 2018 for which performance criteria had not been established as of September 30, 2018;
•	37,750 shares of common stock subject to options granted subsequent to September 30, 2018, with a weighted average exercise price of $11.96 per share;
•	213,485 shares of common stock that have been reserved for issuance upon the exercise of outstanding warrants as of September 30, 2018, with a weighted average exercise price of $4.00;
•	222,606 shares of our common stock subject to outstanding restricted stock units as of September 30, 2018; and
•	478,474 shares of common stock reserved for future issuance under our equity incentive plans and our Employee Stock Purchase Plan as of September 30, 2018.

To the extent that any options or warrants are exercised, RSUs vest, new options are issued under our equity incentive plans or we otherwise issue additional shares of common stock in the future at a price less than the public offering price, there will be further dilution to new investors.

THE RIGHTS OFFERING

Subscription Rights

Basic Subscription Rights

We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is November 19, 2018 at no charge, one non-transferable subscription right for each share of common stock owned. The subscription rights will be evidenced by non-transferable subscription rights certificates. Each subscription right will entitle the rights holder to purchase 0.19860755 shares of our common stock at the Initial Price, which shall be paid in cash, upon timely delivery of the required documents and payment of the subscription price. We will not issue fractional shares, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole number. If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., Eastern Time, on December 6, 2018, the Expiration Date for the rights offering, subject to extension. After the Expiration Date, the subscription rights will expire and will have no value. See below “—Expiration of the Rights Offering and Extensions, Amendments and Termination.” You are not required to exercise all of your subscription rights. We will issue to the record holders who purchase shares in the rights offering shares in book-entry, or uncertificated, form as soon as practicable after the rights offering has expired.

Over-Subscription Rights

Subject to the allocation described below, each subscription right also grants the holder an over-subscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your over-subscription right only if you exercise your basic subscription right in full.

If you wish to exercise your over-subscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate, as well as the number of shares that you beneficially own without giving effect to any shares to be purchased in this rights offering. When you send in your rights certificate, you must also send the full purchase price, as provided herein, for the number of additional shares that you have requested to purchase (in addition to the payment, as provided herein, due for shares purchased through your basic subscription right). If the number of shares remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for shares pursuant to over-subscription rights, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the basic subscription right bears to the total number of shares that all oversubscribing stockholders purchased through the basic subscription right. The subscription agent will return any excess payments in the form in which made.

As soon as practicable after the Expiration Date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the over-subscription right. You will receive shares in book-entry, or uncertificated, form as soon as practicable after the Expiration Date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment in the form in which made. In connection with the exercise of the over-subscription right, custodian banks, brokers, dealers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.

Subscription Price

The subscription price will be the lesser of (i) $13.33 (the “Initial Price”) and (ii) the volume weighted average price of our common stock for the five trading day period through and including on the Expiration Date (the “Alternate Price”). Subscribers must fund their subscriptions pursuant to both the basic subscription right and over-subscription right at the Initial Price.

In determining the subscription price, our board of directors, with the advice and input of management and advisors, considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of subscription prices in various prior rights offerings of public companies. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. The Company cannot give any assurance that our common shares will trade at or above the subscription price in any given time period. You should not consider the subscription price as an indication of value of the Company or our common stock. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time prior to 5:00 p.m., Eastern Time, on December 6, 2018, the Expiration Date for the rights offering. If you do not exercise your subscription rights before the Expiration Date of the rights offering, your subscription rights will expire and will have no value. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or payment, after the Expiration Date, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

We may, in our sole discretion, extend the time for exercising the subscription rights. We may extend the Expiration Date at any time after the record date. If the commencement of the rights offering is delayed for a period of time, the Expiration Date of the rights offering may be similarly extended. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the duration of the rights offering for any reason. We may extend the Expiration Date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled Expiration Date. If we elect to extend the Expiration Date of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced Expiration Date.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the Expiration Date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights as soon as practicable.

Calculation of Subscription Rights Exercised; Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of whole subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for exercise of your basic subscription right in full, you will be deemed to have exercised your over-subscription right to purchase the maximum number of shares of our common stock with your over-payment.

If an insufficient number of shares is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their oversubscription right based on the number of shares each rights holder subscribed for under the basic subscription right. The proration process will be repeated until all common shares have been allocated or all oversubscription exercises have been fulfilled, whichever occurs earlier. Any excess subscription payments received by the subscription agent caused by proration will be returned by the subscription agent to you by mail, without interest or penalty, as soon as practicable after the Expiration Date of the rights offering. The subscription agent will return any excess payments in the form in which it was made. Any Excess Subscription Amount resulting from the reduction of the subscription price from the Initial Price to the Alternate Price will be put towards the purchase of additional shares in the rights offering (either towards your basic subscription right, if available, or towards the over-subscription right if you have already exercised your basic subscription right in full).

Conditions to the Rights Offering

We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments in the form in which received by the subscription agent will be returned in the form in which paid, without interest or deduction, as soon as practicable. See also “—Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your custodian bank, broker, dealer or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment in cash, as provided herein, prior to the Expiration Date of the rights offering, which is currently set to be 5:00 p.m., Eastern Time, on December 6, 2018. Rights holders may exercise their rights as follows:

Subscription by Registered Holders

Rights holders who are registered holders of our common stock as of the record date may exercise their subscription right by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full, as provided herein, of the subscription price for each share of the common stock for which they subscribe, to the subscription agent at the address set forth under the subsection entitled “— Delivery of Subscription Materials and Payment,” on or prior to the Expiration Ddate.

Subscription by DTC Participants

Banks, trust companies, securities dealers and brokers (each, a “Nominee”) that hold shares of our Common Stock on the Record Date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise such beneficial owner’s subscription right through DTC on the same basis as if the beneficial owners were stockholders on the Record Date. Such Nominee may exercise the subscription right on behalf of the exercising beneficial owner through DTC’s PSOP Function on the “agents subscription over PTS” procedure by (1) providing a certification as to the aggregate number of subscription rights exercised by the beneficial owner on whose behalf such Nominee is acting, and (2) instructing DTC to charge the Nominee’s applicable DTC account for the subscription payment for the new shares to facilitate the delivery of the full subscription payment to the subscription agent. DTC must receive the subscription instructions and payment for the new shares no later than the Expiration Date. Except as described under the subsection titled “— Guaranteed Delivery Procedures”, subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the Expiration Date.

Subscription by Beneficial Owners

Rights holders who are beneficial owners of shares of our common stock as of the record date and whose shares are registered in the name of a custodian bank, broker, dealer or other nominee, or would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their custodian bank, broker, dealer or other nominee or institution to exercise their rights and deliver all documents and payment, on their behalf, prior to the Expiration Date. A rights holder’s subscription rights will not be considered exercised unless the subscription agent receives from such rights holder or the rights holder’s custodian bank, broker, dealer, or other nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment.

Method of Payment

You must timely pay the full subscription price, in U.S. currency, for the full number of shares of our common stock at the Initial Price you wish to acquire pursuant to the exercise of rights (including any exercise of the over-subscription rights, if available) by delivering:

•	an uncertified check drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, Inc. (acting as Subscription Agent for Pulse Biosciences)”;
•	a wire transfer of immediately available funds to accounts maintained by the subscription agent;

•	a certified check, bank draft, or cashier’s check drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, Inc. (acting as Subscription Agent for Pulse Biosciences)”; or
•	an U.S. Postal money order payable to “Broadridge Corporate Issuer Solutions, Inc. (acting as Subscription Agent for Pulse Biosciences)”.

Rights certificates received after the Expiration Date of the rights offering will not be honored, and we will return your payment to you in the form received as soon as practicable, without interest or deduction.

The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent;
•	receipt of collected funds wired in the subscription agent’s account;
•	receipt by the subscription agent of any certified check, bank draft, or cashier’s check drawn upon a U.S. bank; or
•	receipt by the subscription agent of any U.S. Postal money order.

If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess Subscription Amounts paid by a subscriber will be put towards the purchase of additional shares in the rights offering.

Clearance of Uncertified Personal Checks

If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which could take at least five (5) business days. Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to 5:00 p.m., Eastern Time, on December 6, 2018, the expected Expiration Date of this rights offering, unless we, in our sole discretion, extend the period for exercising the subscription rights. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the rights offering to ensure such payment is received and clears by such date. If you elect to exercise your subscription rights, we urge you to consider using a certified check, cashier’s check, bank draft, U.S. Postal money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering.

Instructions for Completing Your Subscription Rights Certificate

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. Except as described below under “— Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.

Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934 (an “Eligible Institution”), subject to any standards and procedures adopted by the subscription agent. See “— Medallion Guarantee May Be Required.”

Medallion Guarantee May Be Required

If you completed any part of the subscription rights certificate to provide that the Common Stock purchased pursuant to your exercise of Subscription Rights were to be (x) issued in a name other than that of the registered holder, or (y) issued to an address other than that shown on the front of the subscription rights certificate, your signature on each subscription rights certificate must be guaranteed by an Eligible Institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP subject to standards and procedures adopted by the subscription agent.

Subscription and Information Agent

The subscription agent and information agent for this rights offering is Broadridge Corporate Issuer Solutions, Inc. We will pay all fees and expenses of Broadridge related to the rights offering and have also agreed to indemnify Broadridge from certain liabilities that it may incur in connection with the rights offering. Broadridge can be contacted at the following address and telephone number:

Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718
Toll Free: 1-888-789-8409

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price, as provided herein, or, if applicable, nominee holder certifications and/or notice of guaranteed delivery, to the subscription agent by one of the methods described below:

By mail:	By overnight courier:

Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

Funding Arrangements; Return of Funds

Broadridge Corporate Issuer Solutions, Inc., the subscription agent, will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is withdrawn or terminated. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned to subscribers, without interest or penalty, as soon as practicable.

Guaranteed Delivery Procedures

If you cannot sign and mail the subscription rights certificate by the Expiration Date, the subscription agent will grant you three (3) business days after the Expiration Date to deliver the subscription rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery:

1.	On or prior to the Expiration Date, the subscription agent must receive:
a.	Payment in full in cash, as provided herein, for all shares of common stock subscribed for through the exercise of the subscription right, and
b.	A properly completed and duly executed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) substantially in the form accompanying this prospectus either by mail or overnight carrier, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for. The Notice of Guaranteed Delivery must be guaranteed by an Eligible Institution such as a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., a commercial bank, trust company or credit union having an office, branch or agency in the United States, or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP.

The Eligible Institution must guarantee that the properly completed and executed rights certificate for all shares of common stock subscribed for will be delivered to the subscription agent within three (3) business days after the Expiration Date.

2.	The subscription agent will then conditionally accept the exercise of the rights and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “— Delivery of Subscription Materials and Payment.”

Notice to Beneficial Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” substantially in the form accompanying this prospectus. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive subscription rights through a custodian bank, broker, dealer or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. If you hold shares of our common stock directly under your name in stock certificate(s) or in book-entry, or uncertificated, form, but would prefer to have your custodian bank, broker, dealer or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. Your nominee may establish a deadline prior to the Expiration Date by which you must provide it with your instructions to exercise your subscription rights and payment for your shares.

To indicate your decision with respect to your subscription rights, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owners Election Form” substantially in the form accompanying this prospectus. You should receive the “Beneficial Owners Election Form” from your custodian bank, broker, dealer or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your custodian bank, broker, dealer or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your custodian bank, broker, dealer or nominee or if you receive it without sufficient time to respond.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the rights offering will be final and binding. Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the Initial Price.

Non-Transferability of the Rights

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your rights as required by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the Expiration Date.

Uncertificated Shares of Common Stock

All shares of our common stock that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering, the subscription agent will arrange for issuance to each subscription rights holder of record that has validly exercised its subscription rights the shares of common stock purchased in the rights offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent (and any payment by uncertified personal check has cleared) and any defects or irregularities therein waived by us. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Rights of Subscribers

You will have no rights as a stockholder with respect to shares you subscribe for in the rights offering until your account, or your account at your custodian bank, broker, dealer or other nominee, is credited with such shares. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, subscription payment, as provided herein, and any other required documents to the subscription agent.

Foreign Stockholders and Stockholders with Army Post Office or Fleet Post Office Addresses

The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the Expiration Date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Limitation on Exercise of Basic Subscription Right and Over-Subscription Right

In no event may a stockholder exercise subscription and over-subscription rights to the extent that any such exercise would result in the stockholder owning more than 49.95% of our issued and outstanding common stock after giving effect to such stockholder’s purchase under the basic subscription right and the over-subscription right. See also “Limitation on the Purchase of Shares.”

No Board of Directors Recommendation

An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section beginning on page 17 of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.

Purchase Commitments

Robert W. Duggan, our chairman of our board of directors, and the beneficial owner of approximately 35% of our outstanding common stock prior to this rights offering, has indicated that he intends to exercise all of his basic subscription rights pursuant to the rights offering in amount not less than $15.6 million, but has not made any formal binding commitment to do so.

Shares of Common Stock Outstanding After the Rights Offering

The number of shares of our common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. Assuming no additional shares of common stock are issued by us prior to consummation of the rights offering and assuming all offered shares are sold in the rights offering at the Initial Price, we will issue approximately 3,375,843 shares of common stock. In that case, we will have approximately 20,373,399 shares of common stock outstanding after the rights offering. This would represent an increase of approximately 20% in the number of outstanding shares of common stock. To the extent that the Alternate Price is lower than the Initial Price, we will issue additional shares in the rights offering and the number of shares of common stock outstanding after the rights offering will be higher. If no rights holders other than Mr. Duggan, as discussed above, were to exercise their rights in the rights offering, we will have approximately 18,168,828 shares of common stock outstanding after the rights offering.

Fees and Expenses

Neither we, nor the subscription agent, will charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a custodian bank, broker, dealer or nominee, you will be responsible for any fees charged by your custodian bank, broker, dealer or nominee.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under “— Delivery of Subscription Materials and Payment.”

Other Matters

Pulse Biosciences is not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor is Pulse Biosciences distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. Pulse Biosciences may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, Pulse Biosciences also has the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. Pulse Biosciences may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary does not purport to be a complete analysis of all of the potential United States federal income tax considerations, and does not address any tax consequences arising under any state, local or foreign tax laws or any other United States federal tax laws, including the United States federal estate or gift tax laws. This discussion applies only to holders that are United States persons (as defined below) and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, certain former citizens or long-term residents of the United States, insurance companies, tax-exempt organizations, banks, financial institutions or broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

This summary is of a general nature only and is not intended to constitute a complete analysis of all tax consequences relating to the receipt, exercise and expiration of the subscription rights. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. This discussion neither binds nor precludes the Internal Revenue Service (“IRS”) from adopting a position contrary to, or otherwise challenging, the positions addressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position or matter was litigated. We have not sought, and will not seek, either (i) a ruling from the IRS or (ii) an opinion from legal counsel, in either instance regarding the tax considerations discussed herein. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances.

For purposes of this discussion, a “United States person” means a beneficial owner of subscription rights that is:

•	An individual who is a citizen or resident of the United States;
•	A corporation (or entity treated as a corporation for United States federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any state thereof or the District of Columbia;
•	An estate whose income is subject to United States federal income tax regardless of its source; or
•	A trust (i) if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the subscription rights or holds the stock received upon exercise of the subscription right, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner and the partnership are urged to consult their own tax advisors as to the United States federal income tax consequences of receiving the subscription rights and exercising (or allowing to expire) the subscription right.

EACH HOLDER OF SHARES OF OUR COMMON STOCK IS STRONGLY URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF THE SUBSCRIPTION RIGHTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OUR STOCK.

United States Federal Income Tax Considerations Applicable to the Receipt of Subscription Rights

Although the authorities governing transactions such as this rights offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of subscription rights to a holder with respect to such holder’s shares of common stock should generally be treated, for United States federal income tax purposes, as a non-taxable distribution.

However, the general rule regarding nonrecognition is subject to certain exceptions, including if receipt by a holder of subscription rights is part of a “disproportionate distribution.” A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some holders and an increase in the proportionate interest of other holders in our assets or earnings and profits. During the last 36 months, we have not made any distributions of cash or other property with respect to our stock, nor do we have any current intention of making any distributions with respect to our stock. Currently, our common stock is our sole outstanding class of stock, and we have no current intention of issuing another class of stock or convertible debt. However, the fact that we have outstanding options, warrants and similar equity-based awards could cause, under certain circumstances that cannot currently be predicted, the receipt of subscription rights pursuant to this rights offering to be part of a disproportionate distribution. The Company intends to take the position that the outstanding options, warrants and similar equity-based awards do not cause the subscription rights issued pursuant to this rights offering to be part of a disproportionate distribution, but there can be no assurances in this regard.

Our position regarding the tax-free treatment of the receipt of subscription rights is not binding on the IRS or the courts. If this position is finally determined to be incorrect, whether on the basis that the issuance of the subscriptions rights is a “disproportionate distribution” or otherwise, the fair market value of the subscription rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent of the holder’s basis in shares of our common stock and thereafter as capital gain. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2018.

The following discussion assumes that the receipt by a holder of subscription rights with respect to such holder’s common stock pursuant to this rights offering is non-taxable for United States federal income tax purposes.

Tax Basis in the Subscription Rights

•	A holder’s tax basis in its subscription rights will depend on the relative fair market value of the subscription rights received by such holder and the common stock owned by such holder at the time the subscription rights are distributed. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. If the subscription rights received by a holder have a fair market value that is less than 15% of the fair market value of the common stock owned by such holder at the time the subscription rights are distributed, the holder’s tax basis in its subscription rights will be zero unless the holder elects to allocate its adjusted tax basis in the common stock owned by such holder in the manner described in the previous sentence. The fair market value of the subscription rights on the date the subscription rights are received is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights as of that date. Fair market value is defined generally as the price at which property would hypothetically change hands between a willing buyer and a willing seller, where neither is under any compulsion to buy or sell. Fair market value is a factual determination.
•	A holder that allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.
•	A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

Information Reporting and Backup Withholding

United States backup withholding (currently at a rate of 24%) is imposed upon certain distributions (or deemed distributions) to persons who fail (or are unable) to furnish the information required pursuant to United States information reporting requirements. Distributions (or deemed distributions or similar transactions) to a holder will generally be exempt from backup withholding, provided the holder meets applicable certification requirements, including (i) providing the Company with such holder’s U.S. taxpayer identification number (e.g., an individual’s social security number or individual taxpayer identification number, or an entity’s employer identification number, each a “TIN”) or (ii) otherwise establishing an exemption (e.g., an exemption from backup withholding as a corporate payee), in each instance on a properly filled out IRS Form W-9, certifying under penalties of perjury that, among others, such TIN or exemption is correct, together with such other certifications as may be required by law.

Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will generally be allowed as a credit against such holder’s U.S. federal income tax liability, and may entitle such holder to a refund, provided the required information and returns are timely furnished by such holder to the IRS.

•	AS INDICATED ABOVE, THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND SHOULD NOT BE VIEWED AS COMPLETE OR COMPREHENSIVE TAX ADVICE. HOLDERS RECEIVING A DISTRIBUTION OF STOCK RIGHTS CONTEMPLATED IN THIS RIGHTS OFFERING AND HOLDERS CONSIDERING THE PURCHASE OF OUR COMMON STOCK BY EXERCISING SUCH STOCK RIGHTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN LAWS TO THEM.

PLAN OF DISTRIBUTION

We are distributing rights certificates and copies of this prospectus to those persons who were holders of our common stock on November 19, 2018, the record date for the rights offering, promptly following the effective date of the registration statement of which this prospectus forms a part. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation, and will not register with the SEC as brokers in reliance on certain safe harbor provisions contained in Rule 3a4-1 under the Exchange Act.

Delivery of Shares

As soon as practicable after the record date for the rights offering, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of common stock on 5:00 p.m., Eastern Time, on November 19, 2018. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notice of guaranteed delivery and subscription payment to the subscription agent, Broadridge Corporate Issuer Solutions, Inc., at the following address. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to the Company.

By Mail:	By Overnight Delivery:
Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

In the event that the rights offering is not fully subscribed, holders of rights who exercise all of their rights pursuant to their basic subscription right will have the opportunity to subscribe for unsubscribed rights pursuant to the over-subscription right. See further the section of this prospectus entitled “The Rights Offering” beginning on page 31.

We have not agreed to enter into any standby or other arrangement to purchase or sell any rights or any of our securities. Robert W. Duggan, our chairman of our board of directors and the beneficial owner of approximately 35% of our outstanding common stock prior to this rights offering, has indicated that he intends to exercise all of his basic subscription rights pursuant to the rights offering in amount not less than $15.6 million, but has not made any formal binding commitment to do so.

We have not entered into any agreements regarding stabilization activities with respect to our securities. If you have any questions, you should contact the information agent at Broadridge Corporate Issuer Solutions, Inc., Attn: BCIS Re-Reorganization Dept., P.O. Box 1317, Brentwood, NY 11717-0718, by telephone at 1-888-789-8409 or by email at shareholder@broadridge.com. We have agreed to pay the subscription agent and information agent a fee plus certain expenses, which we estimate will total approximately $12,000. We estimate that our total expenses in connection with the rights offering will be approximately $390,000.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

LEGAL MATTERS

The validity of the rights and shares of common stock offered by this prospectus have been passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

EXPERTS

Gumbiner Savett Inc., independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Gumbiner Savett Inc.’s reports, given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 16, 2018, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A, filed on April 12, 2018;
•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018, and September 30, 2018;
•	our Current Reports on Form 8-K filed with the SEC on January 29, 2018, April 11, 2018, May 23, 2018, June 18, 2018, July 31, 2018, October 25, 2018, and November 8, 2018 (in each case, not including any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein); and
•	the description of our common stock contained in the Registration Statement on Form 8-A relating thereto, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Pulse Biosciences, Inc.
3957 Point Eden Way
Hayward, CA 94545
Attention: Chief Financial Officer

You may also access certain of the documents incorporated by reference in this prospectus through our website at www.pulsebiosciences.com. Except for the specific incorporated documents listed above, no information available on, or that can be accessed through, our website shall be deemed to be incorporated by reference into this prospectus or the registration statement of which it forms a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Information Incorporated by Reference” are also available on our website, www.pulsebiosciences.com. We have not incorporated by reference into this prospectus the information on, or that can be accessed through, our website, and it is not a part of this prospectus, and the inclusion of our website address is an inactive textual reference only.